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              [ENRON RISK MANAGEMENT SERVICES CORP. LETTERHEAD]

                                                                   EXHIBIT 10.4

                                 SWAP AGREEMENT
                                  (Basic Swap)
                       REVISED (See Item 4: Payment Date)

TO:     Houston Exploration Company, Inc. ("Counterparty")

DATE:   September 22, 1994

ATTN:   Jim Westmoreland

CONTRACT NO.:    Enron Risk Management Services Corp. ("ERMS")
                 Contract No. 08172.00

     We are pleased to confirm your offer and enter into the following energy swap with your company, which transaction was entered into between our companies pursuant to a telephone conversation between Jim Westmoreland and Harold Buchanan. In any future correspondence concerning this transaction, please refer to the above contract number. This Swap Agreement (this "Agreement" or "Confirmation") is a complete and binding agreement between you and us as to the terms and conditions of the transaction to which this Agreement relates. Upon execution by you and us of a Master Swap Agreement, this Agreement will supplement, form a part of, and be subject to, the Master Swap Agreement. Prior to execution by you and us of a Master Swap Agreement, this Agreement and all other swap agreements and option agreements between you and us shall be considered a single agreement to the same extent as if a Master Swap Agreement had been executed.

1.      TRANSACTION TERMS:

        (a)     FIXED PRICE PAYOR: ERMS.

        (b)     FLOATING PRICE PAYOR: Counterparty.

        (c)     COMMODITY TYPE: Natural Gas.

        (d)     FIXED PRICE: U.S. Dollars $2.0850 per Quantity Measurement.

        (e) FLOATING PRICE: The average of the settlement prices for the last three scheduled Trading Days of the NYMEX Natural Gas Futures contract for the applicable Determination Period.

        (f)     QUANTITY MEASUREMENT: MMBtu.

        (g)     QUANTITY PER DETERMINATION PERIOD: 20,000 MMBtu per day.

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        (h)   DETERMINATION PERIOD: Each calendar month beginning with November
        1, 1994 and ending on October 31, 1997. The "Period End Date" shall be the last day of each such calendar month.

        (i) FLOATING AMOUNT: The Floating Amount in respect of a Determination Period shall be the product of (i) the Quantity Per Determination Period and (ii) the Floating Price per Quantity Measurement in respect of such Determination Period.

        (j) FIXED AMOUNT: The Fixed Amount in respect of a Determination Period shall be the product of (i) the Quantity Per Determination Period and (ii) the Fixed Price per Quantity Measurement in respect of such Determination Period.

2. PAYMENT: If for any Determination Period the Fixed Amount is greater than the Floating Amount, the Fixed Price Payor shall pay to the Floating Price Payor the amount by which the Fixed Amount is greater than the Floating Amount. If for any Determination Period the Floating Amount is greater than the Fixed Amount, the Floating Price Payor shall pay to the Fixed Price Payor the amount by which the Floating Amount is greater than the Fixed Amount. Any such amount payable shall be paid by wire transfer of immediately available funds to a bank account designated by the party to whom such payment is owed. Payment shall be made without deduction for taxes based on the representations made in
        Section 6(viii) and (ix) of this Agreement.

3. SETOFF: If the Payment Dates for two or more swap or option agreements between the parties fall on the same day, if each party is required to pay an amount to the other on such Payment Date, then such amounts with respect to each party shall be aggregated, and the parties shall discharge their obligations to pay through offset, in which case the party, if any, owing the greater aggregate amount shall pay to the other the difference between the amounts owed.

4. PAYMENT DATE: Amounts owed pursuant to Section 2 in respect of a Determination Period shall be due and payable on or before 12:00 noon (Central Time) on the fifth (5th) Business Day succeeding the date on which the Floating Price is determinable ("Payment Date"). If such amounts are not paid when due, such overdue amounts shall bear interest for each day until paid in full, payable on demand, at the Interest Rate on the basis of the actual number of days elapsed, and on the basis of a year of three hundred sixty (360) days.

5. INTEREST RATE: With respect to a non-defaulting party, the Interest Rate shall be a per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates"; provided, however, that with respect to a Defaulting Party, the Interest Rate shall be a per annum rate of interest equal to two percent (2%) over such prime lending rate; provided further that the Interest Rate may never exceed the maximum lawful rate.

6. REPRESENTATIONS: Each of ERMS and Counterparty represents and warrants to the other that: (i) solely with respect to ERMS, it is a producer, processor, or commercial user of, or a merchant handling the Commodity which is the subject of this transaction, or the products or by-products thereof; (ii) it is entering into this Agreement in connection with its line of business; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other organization action on its part; (iv) this Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally;
        (v) it is acting as a principal in this Agreement and is not acting as a broker or agent for





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        another party; (vi) the terms of this transaction have been individually tailored and negotiated; (vii) it constitutes an "eligible swap participant" as such term is defined in Rule 35.1(b)(2) of the Commodities Futures Trading Commission, 58 Fed. Reg. 5587, 5594 (January 22, 1993), to be codified in Part 35 of Chapter 1 of Title 17 of the Code of Federal Regulations; (viii) it is a United States person (as such term is defined in Section 7701 of the Internal Revenue Code); (ix) during the term hereof, it will not be doing business in any jurisdiction that imposes any withholding tax or similar levy on any payment made or received by it under this Agreement; and (x) it has made or will make all decisions regarding the Transaction entered into hereunder without relying on any advice, recommendations or information provided to it by the other party; all such decisions are the result of arms's-length negotiations between the parties; and it has entered into the Transaction with full understanding of all the risks thereof and is capable of assuming and willing to assume such risks.

7.      EVENT OF DEFAULT: Shall mean with respect to a party (the "Defaulting
        Party"):

        (a) the failure by the Defaulting Party to make, when due, any payment required under this Agreement if such failure is not remedied on or before two (2) Business Days after notice of such failure is given to the Defaulting Party; or

        (b) any representation or warranty made by the Defaulting Party in this Agreement shall prove to have been false or misleading in any material respect when made or deemed to be repeated; or

        (c) the breach by the Defaulting Party of any other covenant or agreement set forth in this Agreement (other than the obligation to make payment) and such failure is not cured within 10 days after notice thereof to the Defaulting Party; or

        (d) the occurrence of a bankruptcy, reorganization, moratorium or similar insolvency event with respect to the Defaulting Party (and, if such a proceeding is instituted against the party, it remains undismissed for 30 days); or

        (e) the occurrence of a Material Adverse Change with respect to ERMS or Counterparty and the failure of ERMS or Counterparty (as the case may be) to establish, maintain or increase the Performance Assurance (as defined in the Confirmation) as required by Annex A and the failure continues for two (2) Business Days after notice from the other party; or

        (f) the Defaulting Party fails to establish, maintain, renew, substitute or increase the Performance Assurance (as defined in the Confirmation) in accordance with the terms and provisions of Annex A and the failure continues for two (2) Business Days after notice from the other party; or

        (g) if a Guaranty (as defined in the Confirmation) is required to support such party's obligations under the Confirmation, the Guaranty shall expire or be terminated or the Guarantor thereunder shall fail to comply with or perform under the Guaranty; or

        (h) in the case of Counterparty, if Brooklyn Union Gas Company ceases to own directly or indirectly, fifty-one percent (51%) or more of the outstanding capital stock or other equity interests of Counterparty having ordinary voting power; or




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        (i)     the failure in the payment when due (whether at maturity, by acceleration, or otherwise) of any obligation in respect of borrowed money, in an aggregate amount in excess of $5,000,000 with respect to Counterparty, or $50,000,000 with respect to ERMS and the failure to remedy the failure within any applicable grace period, or Counterparty or ERMS fails in the performance of, or there shall occur any other event of default (however defined) under, any agreement in which such obligation is created, evidenced, or secured, if such failure or event of default is not remedied within any applicable grace period and the effect of such failure or event of default is to cause such obligation in such an aggregate amount to become, or to permit the holder(s) of such obligations (or a trustee or agent on behalf of such holder(s)) to declare such obligation, due prior to its expressed maturity; or

        (j) in the case of Counterparty, Brooklyn Union Gas Company shall have unsecured, long-term, senior indebtedness not supported by third party credit enchancement that is rated by the Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) or its successor below "BBB-"; or

        (k) an Event of Default under any other swap or option agreement between the parties hereto.

8. MATERIAL ADVERSE CHANGE: Shall mean (a) with respect to Counterparty, it shall have any of the following occur at any time: (i) the ratio of its Funded Debt to Net Worth is more than 1 to 1, or (ii) its Net Worth falls below $55,000,000, or (iii) the ratio of its Cash Flow to Current Maturities of Long Term Debt shall be less than 1.15 to 1, or (b) with respect to ERMS, its Guarantor shall have unsecured, long-term, senior indebtedness not supported by third party credit enhancement that is rated by the Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) or its successor below "BBB-".

        "Cash Flow" shall mean Net Income of Counterparty plus depreciation and non-cash charges from the income statement of the Counterparty prepared in accordance with GAAP (as hereinafter defined).

        "Current Maturities of Long Term Debt" shall mean payments required by third party lenders on long term debt within the next twelve (12) calendar months determined in accordance with GAAP (as hereinafter defined).

        "Funded Debt" shall mean indebtedness of Counterparty which by its terms matures more than one year from the date as of which any calculation of Funded Debt is made. "Funded Debt" shall exclude debt or notes payable to Brooklyn Union Gas Company.

        "Net Income" shall mean gross revenues and other proper income credits of Counterparty, less all proper income charges, including taxes on income, all determined in accordance with GAAP.

        "Net Worth" shall mean total assets of Counterparty (exclusive of intangible assets and amounts attributable to notes receivable), minus total liabilities of Counterparty, each as would be reflected on a balance sheet of Counterparty prepared in accordance with GAAP. "Net Worth" shall include debt or notes payable to Brooklyn Union Gas Company.

9. GUARANTY. Within five (5) Business Days of the date of this Confirmation, ERMS shall cause to be delivered to Counterparty the duly executed guaranty ("Guaranty") from its Guarantor in




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        favor of Counterparty in the form attached as Annex C. "Guarantor"
        shall mean, with respect to ERMS only, Enron Corp.

10. CREDIT SUPPORT AGREEMENTS. Counterparty and ERMS shall establish, maintain and increase Performance Assurance as (and only to the extent) required by Annex A.

11. PERFORMANCE ASSURANCE: means one or more irrevocable standby letters of credit (each a "Letter of Credit") from a major U.S. commercial bank or a foreign bank with a U.S. branch office, acceptable to the party in whose favor the Letter of Credit is issued, and substantially in the form of Annex B attached hereto.

12. FINANCIAL INFORMATION: Counterparty shall deliver to ERMS (i) as soon as available and in any event within 120 days after the end of its fiscal year a copy of its annual reports containing consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), (ii) as soon as available and in any event within sixty (60) days after the end of each of its first three fiscal quarters of each fiscal year, copies of its quarterly reports containing unaudited consolidated financial statements for such fiscal quarter prepared in accordance with GAAP, and
        (iii) such other publicly available financial information as ERMS may reasonably request. Concurrently with the furnishing of the annual and quarterly financial statements pursuant to this Section, Counterparty shall deliver to ERMS a Certificate of Compliance substantially in the form set forth in Annex D attached hereto.

        Upon written request, ERMS shall deliver to Counterparty (i) as soon as available and in any event within 120 days after the end of Enron Corp.'s fiscal year a copy of Enron Corp.'s annual reports containing consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), (ii) as soon as available and in any event within sixty (60) days after the end of each of Enron Corp.'s first three fiscal quarters of each fiscal year, copies of its (or in the case of ERMS, Enron Corp.'s quarterly reports containing unaudited consolidated financial statements for such fiscal quarter prepared in accordance with GAAP, and (iii) such other publicly available financial information as Counterparty may reasonably request.

13. REMEDIES: If an Event of Default shall have occurred and shall be continuing the non-defaulting party may, in its sole discretion, upon two (2) Business Days notice to the Defaulting Party designate an early termination date ("Early Termination Date"); provided, if an Event of Default under Section 7(d) shall have occurred and be continuing, the date of occurrence of such Event of Default shall be deemed to be the Early Termination Date. On the Early termination Date, all obligations under this Agreement with respect to amounts which would have been payable pursuant to Section 2 with respect to all Determination Periods which would have ended after the Early Termination Date shall be terminated, except as provided below.

                If an Early Termination Date has been designated or automatically occurs, the non-defaulting party shall in good faith calculate its Gains or Losses and Costs under the Agreement resulting from the termination of the parties' obligations with respect to all Payment Dates which would have occurred after the Early Termination Date had the Early Termination Date not occurred. The non-defaulting party shall aggregate the Gains, Losses and Costs so calculated and notify the Defaulting Party of the aggregate amount. If the non-defaulting party's aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, within five (5) days of receipt of





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        such notice, pay the excess to the non-defaulting party, which amount shall bear interest at the Interest Rate from the Early Termination Date until paid. If the non-defaulting party's aggregate Gains exceed it Losses and Costs, if any, resulting from the Event of Default, the non-defaulting party shall pay the excess to the Defaulting Party on the later of (i) the Payment Date for the next succeeding Determination Period or (ii) the date five (5) days after receipt by the Defaulting Party of the non-defaulting party's notice given above, which amount shall bear interest at the Interest Rate from the Early Termination Date until paid. Any notice of any amount due hereunder shall be accompanied by a statement in reasonable detail indicating how the relevant amount was calculated. No party shall be required to pay incidental, consequential or indirect damages to the other party (except to the extent that the payments required to be made pursuant to this Agreement are deemed to be such damages). If and to the extent any payment made pursuant to this Agreement is deemed to constitute liquidated damages, the parties acknowledge and agree that damages are difficult or impossible to determine and that such payment constitutes a reasonable approximation of the amount of such damages, and not a penalty.

        As used herein:

        (a) COSTS: Shall mean, with respect to a party, brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred by a party either in terminating any arrangement pursuant to which the party has hedged its obligations hereunder or entering into new arrangements which replace this Agreement.

        (b) GAINS: Shall mean, with respect to a party, an amount equal to the present value of the economic benefit, if any, to the party resulting from the termination of the parties' obligations with respect to this Agreement, determined in a commercially reasonable manner and without taking into account Costs.

        (c) LOSSES: Shall mean, with respect to a party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to the party resulting from the termination of the parties' obligations with respect to this Agreement, determined in a commercially reasonable manner.

14. BUSINESS DAY: Shall mean a day on which banks in Houston, Texas or New York, New York are not authorized or required by law to be closed for business.

15.     TRADING DAY: Shall mean a day on which a Floating Price is determinable.

16. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding conflict of laws principles.

17. EXHIBITS and ANNEXES: All Exhibits and Annexes attached hereto, if any, are deemed to be a part of this Agreement.

18. ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall have the power to assign or otherwise transfer any of its rights or obligations under this Agreement (whether by security, pledge or otherwise) or any interest in this Agreement without prior written consent of the other party, and any purported assignment or transfer in violation of this provision shall be void and of no force and effect. Any assignment or purported assignment in violation hereof, even though void, shall constitute a failure to perform a covenant under this Agreement.




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        Notwithstanding the foregoing, each party covenants that if it attempts to assign or otherwise transfer its rights under this Agreement
        (whether by security, pledge or otherwise) or any interest in this Agreement in violation of this provision, it will obtain from the assignee or transferee a written agreement, for the benefit of the other party to this Agreement, acknowledging and agreeing that such assignment or transfer, shall not impair such other party's rights under this Agreement, including its right of setoff under Section 3 or otherwise.

19.     (a)     ADDRESS FOR NOTICES TO ERMS:

                Enron Risk Management Services Corp.
                P.O. Box 1188
                Houston, Texas 77251-1188
                Attn: Director, Documentation Department
                Telephone: (713) 853-3300
                Fax No: (713) 646-3564

        A copy of any notice sent to ERMS pursuant to Sections 7 or 13 must also be sent to (i) the above address to: Enron Risk Management Services Corp., Attention: Corporate Secretary, and (ii) as follows:

                Enron Risk Management Services Corp.
                P.O. Box 1188
                Houston, Texas 77251-1188
                Attn: Assistant General Counsel, Trading Group
                Fax No: (713) 646-4818

        (b)     ADDRESS FOR NOTICES TO COUNTERPARTY:

                Houston Exploration Company, Inc.
                1331 Lamar, Suite 1065
                Houston Texas 77010
                Attn: Jim Westmoreland
                Telephone: (713) 652-2847
                Fax No: (713) 652-4017

        We are pleased to have concluded this transaction with you. Please provide your confirmation that the foregoing accurately reflects our transaction by signing in the space below and delivering a duly executed counterpart hereof (which delivery shall be deemed to have been made upon hand delivery thereof at our principal offices in Houston, Texas or upon our receipt of a facsimile transmission of a copy thereof to our facsimile number). Your response should reflect the appropriate person within your organization who has the authority to enter into this transaction and should be received by ERMS no later than 5:00 p.m. Central Time on the fifth Business Day following the date first written above. You agree to deliver to ERMS, in the manner set forth above, a duly executed counterpart hereof (or to notify us of any bona fide error that would require revision in order to accurately reflect our agreement on the transaction) by such time. If ERMS has not been notified of a bona fide error or received a fully executed confirmation by such time in the manner set forth above, this Agreement shall be deemed binding on Counterparty and ERMS as sent.




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Signature Page for Confirmation Letter
for Swap Agreement between Houston
Exploration Company, Inc. and ERMS
dated September 22, 1994
Ref. No. 08172.00


                                    Yours very truly,


                                    ENRON RISK MANAGEMENT
                                    SERVICES CORP.

                                    By:     /s/ SALLY W. BECK
                                            ------------------------------------
                                    Name:   Sally W. Beck
                                            ------------------------------------
                                    Title:  Agent and Attorney-In-Fact
                                            Enron Risk Management Services Corp.
                                            ------------------------------------

CONFIRMED AS OF
13 day of October 1994


HOUSTON EXPLORATION COMPANY, INC.

By:     /s/ JIM WESTMORELAND
        -------------------------
Name:   Jim Westmoreland
        -------------------------
Title:  VP & Controller
        -------------------------




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